Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of John Hancock Funds II of our reports dated September 9, 2020 and October 22, 2020, relating to the financial statements and financial highlights, which appear in John Hancock Short Duration Credit Opportunities Fund and John Hancock Opportunistic Fixed Income Fund (Two of the funds constituting John Hancock Funds II Trust) Annual Reports on Form N-CSR for the years ended July 31, 2020 and August 31, 2020 respectively. We also consent to the references to us under the headings “Experts” and “Exhibit A Form of Agreement and Plan of Reorganization”.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

August 2, 2021